EXHIBIT 5.1

                       KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                           NEW YORK, N.Y. 10022 - 3852

                                                               47, Avenue Hoche
TEL (212) 715-9100                                                75008 Paris
FAX (212) 715-8000                                                   France

                                February 18, 2004

SIGA Technologies, Inc.
420 Lexington Avenue, Suite 601
New York, New York 10170

                        Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

            We have acted as counsel to SIGA Technologies, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 7,628,939 shares (the "Shares") of common stock, par value $0.0001 per share (the "Common Stock"), to be issued pursuant to the SIGA Technology, Inc. Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan, as amended (the "Plan").

            We have reviewed copies of the Registration Statement, the Plan, the amendment to the Plan increasing the number of shares available for grant under the Plan, the Restated Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, as amended, and resolutions of the Board of Directors of the Registrant.

            We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

            Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares covered by the Registration Statement, when issued upon the exercise of options granted under the Plan in accordance with the terms and conditions of the Plan and the option agreements governing such options, and assuming that the exercise price for such Shares is equal to or in excess of the par value of the Common Stock and is paid in full, will be legally issued, fully paid and non-assessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

            We do not express any opinion with respect to any law other than the Business Corporation Law of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America. The opinion expressed herein is based upon the laws in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision or otherwise.

            This opinion letter is being delivered to you in connection with the registration of the Shares under the Registration Statement and may not be relied on or otherwise used by any other person or by you for any other purpose.

            Thomas E. Constance, a member of this firm, is a director of the Registrant.

                                        Very truly yours,

                                        /s/ Kramer Levin Naftalis & Frankel LLP

                                        Kramer Levin Naftalis & Frankel LLP


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